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Report of Independent Auditors

To the Board of Directors and Shareholders
of Kinetics Mutual Funds, Inc.:

In our opinion, the statement of changes in net assets and the financial highlights present fairly, in all material respects, the changes in net assets of Kinetics Mutual Funds, Inc. (comprised of The Internet Fund, The Internet Emerging Growth Fund, The Paradigm Fund, The Medical Fund, The Small Cap Opportunities Fund, and The Kinetics Government Money Market Fund, hereafter referred to as the “Funds”) for the year ended December 31, 2003 and the financial highlights of the Funds for the years ended December 31, 2003, 2002, 2001 and 2000, in conformity with accounting principles generally accepted in the United States of America. This financial statement and these financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Funds’ management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
February 20, 2004